Exhibit 2.1

CAPITAL STOCK EXCHANGE AGREEMENT

THIS CAPITAL STOCK EXCHANGE AGREEMENT (this “Agreement”) is made as of this 29th day of November 2012, by and among ACIES CORPORATION, a Nevada corporation (“Acies”), CHAMPION ENTERTAINMENT, INC., a Texas corporation (“Champion”), Oleg Firer and Steven Wolberg, each individuals, and collectively, “Sellers”, Kurt Neubauer (“Series A Holder”), and the persons and entities whose names, addresses and signatures are set forth on the Signature Pages to this Agreement (the “Shareholders” and collectively with Acies, Champion, Sellers and Series A Holder, the “Parties”). Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

WHEREAS, Acies currently has (a) 200 million shares of common stock (“Acies Common Stock”) authorized, of which 1,238,051 shares are outstanding as of the date hereof and (b) 5,000,000 million shares of Preferred Stock (“Acies Preferred Stock”) authorized, of which 1000 Series A Preferred shares are outstanding as of the date hereof; the issued and outstanding shares of Acies Common Stock collectively represent all of Acies’ issued and outstanding capital stock (the “Acies Stock”); and

WHEREAS, Champion currently has (a) 450 million shares of $.001 par value per share common stock (“Champion Common Stock”) authorized, of which 81,003,000 shares are outstanding as of the date hereof and (b) 10 million shares of Preferred Stock of $.001 par value per share(“Champion Preferred Stock”) authorized, of which no shares are outstanding as of the date hereof; the issued and outstanding shares of Champion Common Stock collectively represent all of Champion’s issued and outstanding capital stock (the “Champion Stock”); and

WHEREAS, as of the date hereof the Shareholders own the number of shares of Champion Common Stock set forth opposite their name on the Signature pages to this Agreement and are the only holders of Champion Common Stock; and

WHEREAS, Acies, Champion and the Shareholders believe that it is desirable and in their mutual best interests that Acies acquire 100% of the issued and outstanding Champion Stock for a consideration consisting of one share of Acies Common Stock for each share of Champion Common Stock acquired upon the other terms and conditions set forth herein, which upon consummation of such exchange would make Champion a wholly-owned subsidiary of Acies; and

WHEREAS, it is the intention of the Parties that:  (i)  Acies shall acquire 100% of the Champion Common Stock in exchange solely for the amount of Acies Common Stock set forth herein; (ii) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code; and (iii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the 1933 Act, and under the applicable securities laws of the states or jurisdictions where the Shareholders reside;

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements the “Parties” agree as follows:

ARTICLE I

THE TRANSACTION

1.1           The Transaction.  On the Closing Date, and at the Closing Time, as defined herein, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement the Shareholders shall exchange all of their shares of the Champion Common Stock with Acies for an equal number of shares of Acies Common Stock. The events set forth in this foregoing Section 1.1 through 1.5 shall be referred to herein as the “Transaction”.

1.2           Exchange of the Champion Common Stock.  Subject to the terms of this Agreement and in reliance on the representations and warranties of Acies, the Shareholders shall exchange, sell, assign, and transfer to Acies at the closing of this Agreement (the “Closing”), free and clear of all liens and encumbrances, and Acies, subject to the terms of the Agreement and upon the basis of the covenants, warranties and representations of Champion and the Shareholders set forth herein, shall accept from the Shareholders at the Closing all shares of the Champion Common Stock issued and outstanding as of the Closing.

1.3           Consideration.  Subject to the terms of this Agreement and in reliance on the representations and warranties of Champion and the Shareholders, Acies shall deliver to the Shareholders, at the Closing, the Acies Common Stock to which the Shareholders are entitled under this Agreement (the “Consideration”), free and clear of all liens and encumbrances, which the Shareholders shall accept based upon the covenants, warranties and representations of Acies set forth herein.  The Consideration shall be distributed to the Shareholders pro rata with their ownership of Champion, as set forth by each Shareholder’s name on the Signature Pages to this Agreement.

1.4           Tax Treatment.  The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder.  In order to ensure compliance with said provisions, the Parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

1.5           Closing.  The Closing hereunder shall take place at the offices of Champion at 6011 Westline Drive, Houston, Texas 77036 or at such other place as the Parties may agree upon, no later than November __, 2013, on a date to be set by the Parties.  The date and time on which the closing occurs shall be the “Closing Date” and “Closing Time”, respectively.

1.5.1           Deliveries by Acies.

At the Closing, Acies shall deliver, or cause to be delivered to the Champion and the Shareholders:

    (a)    Certificates evidencing the Acies Shares;

    (b)    The documentation specified in Article 6.2 below.

    1.5.2        The Champion and Shareholders’ Deliveries.

    At the Closing, Champion and Shareholders shall deliver to Acies:

    (a)    The certificates, or other documentation, evidencing the Champion Common Stock along with blank stock powers with medallion guaranty; and

    (b)    The documentation specified in Article 6.1.

    1.5.3        Transaction to Occur Upon Execution of this Agreement

    (a)    The 1,000 shares of Series A Preferred of Acies shall be transferred to Kurt Neubauer.

    1.54   Transaction to Occur Immediately Following Closing

    (a)    All Acies derivative securities held by Sellers shall be cancelled and Acies shall issue an aggregate of 14,887,043 shares of Acies Common Stock to Sellers consisting of 7,303,709  common shares to Oleg Firer and 7,583,334 common shares to Steven Wolberg, respectively.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ACIES AND THE SELLERS

Except as otherwise indicated in the Schedules annexed hereto (which Schedules shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained herein and which have been previously provided to Champion and the Shareholders), Acies and the Sellers, jointly and severally, represent and warrant to Champion and the Shareholders as of the date of this Agreement, which representations and warranties shall be considered automatically re-confirmed and acknowledged on the Closing Date, as follows:

2.1           Organization and Qualification. Acies is, and each of its Subsidiaries (as defined below) , if any, is, a corporation or other entity duly organized and validly existing under the laws of its respective jurisdiction of incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted. The parties acknowledge that Acies is currently in default status with the Nevada Secretary of State.  Each of Acies and its Subsidiaries is duly qualified as a foreign corporation or other entity to do business in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law, except where the failure to qualify as a foreign corporation would not reasonably be expected to have a Material Adverse Effect.

2.2           Capitalization. The capitalization of Acies as of the date of this Agreement consists of:

2.2.1   Common Stock.  200,000,000 shares of authorized common stock, of which 1,238,051 shares are issued and outstanding, and owned by the Shareholders set forth in Schedule 2.2.1 and 1,238,051 shares shall be issued and outstanding immediately prior to Closing;

2.2.2   Preferred Stock.  5,000,000 shares of authorized preferred stock, of which 1,000 Series A Preferred shares are outstanding, and owned by the Shareholders set forth in Schedule 2.2.2.

2.2.3   Warrants and Options.  Acies currently has options outstanding with the terms and exercise prices set forth in Schedule 2.2.3.

Oleg Firer	10,000	Options	10,000 at $1.00	5 year term
Steven Wolberg	310,000	Options	10,000 at $1.00	5 year term
		Options	300,000 at $1.00	5 year term

Other than as set forth above and in Schedules 2.2.1, 2.2.2 and 2.2.3, Acies has no other capital stock authorized for issuance or outstanding. As of the date of this Agreement all shares of Acies Common Stock outstanding were validly issued, fully paid, and nonassessable.  In addition, no shares of Common Stock are held in the Acies treasury, and no shares are reserved for issuance, nor were there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire Acies Common Stock, except as fully and completely described on Schedule 2.2.3 hereto.

2.3           Due Authorization.  This Agreement has been duly and validly executed and delivered by Acies and the Sellers and constitutes a valid and binding Agreement of Acies and the Sellers enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting creditors generally. Acies has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction, the requisite corporate action and its doing so has been duly and sufficiently authorized by its Board of Directors.

2.4           Absence of Breach; No Consents.  The execution, delivery, and performance of this Agreement, and the performance by Acies and the Sellers of their obligations hereunder, do not, nor will with the giving of notice or passage of time or both:

2.4.1           conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of Acies or of any of its Subsidiaries;

2.4.2           contravene any law, ordinance, rule, or regulation of any State or Commonwealth or political subdivision of either or of the United States, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, Acies and the Sellers or any of its Subsidiaries or any of its or their material properties;

2.4.3           conflict with, result in termination of, contravene, constitute a default under, give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, result in the creation of any lien or loss of any rights, or result in a material breach of, or default under, any material indenture,  loan,  credit agreement, mortgage, deed of trust, note, bond, franchise, lease, contract or any other agreement or instrument binding upon Acies or a Subsidiary and the Sellers, or to which Acies and the Sellers or  a Subsidiary is subject; or

2.4.4           require the authorization, consent, approval, or license of, or the submission of any notice, report or other filing with, any third party, including any governmental agency.

2.5           Securities and Exchange Commission Filings. Since August 23, 2010 Acies has not filed with the SEC any periodic reports required to be filed by Acies with the SEC pursuant to the Exchange Act and any amendments thereto.  Acies has provided Shareholders copies of, or internet access to, its SEC filings through its June 30, 2010 filing made on August 23, 2010 (“SEC Filings”), which SEC Filings are accurate and complete in all material respects and contain all information required to be set forth in the same.  The financial statements included in the SEC Filings (collectively, the “Acies Financial Statements”) present fairly, in accordance with GAAP, the financial position and the results of operation and cash flow of Acies as of the dates and for the periods indicated therein (with any of such Financial Statements that are unaudited subject to normal audit adjustments).  Acies and the Sellers possess no information or knowledge that would prompt, cause, or require a restatement of any SEC Filing.

2.6           No Undisclosed Liabilities.  Neither Acies nor any of its Subsidiaries has any Liabilities which are not adequately reflected or reserved against on the face of the Acies Financing Statements, SEC Filing and the footnotes thereto, except Liabilities set forth in Schedule 2.6.

2.7           No Material Adverse Change.  Since the date of the most recent Acies Financial Statement, other than as contemplated or caused by this Agreement or as set forth in Schedule 2.7, there has not been:

2.7.1            any Material Adverse Change in the business or condition (financial or otherwise) of Acies;

2.7.2    any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business or condition (financial or otherwise) of Acies;

2.7.3    any entry into any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure) of, or involving, Acies other than this Agreement;

2.7.4    any redemption, repurchase, or other acquisition for value of its capital stock by Acies, or any issuance of capital stock of Acies or any of its Subsidiaries or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside, or paid on capital stock of Acies;

2.7.5  any grant, or commitment to grant, any bonus, commission or other form of incentive compensation or increase or commitment to increase the compensation or fees payable to or in respect to any of Acies’ employees, directors, officers, sales representatives, independent contractors, agents, consultants or Affiliates;

2.7.6   any labor union organization activity;

2.7.7   any loans to any Person;

2.7.8   any failure to maintain its financial records in accordance with past practice;

2.7.9   any declared, made, set aside or payment of any dividend, distribution, or payment on, or any purchase or redemption of, any shares of any class of Acies capital stock;

2.7.10   any transactions with any Affiliate of Acies or any Subsidiary;

2.7.11   any amendment to the Articles of Incorporation or Bylaws of Acies;

2.7.12   any material change (for book or Tax purposes) in any method of accounting or accounting practices; or

2.7.13   any settlement of any litigation, claim or proceeding to which Acies or a Subsidiary is a party.

2.8           Taxes.

2.8.1           Acies and its Subsidiaries have not filed all Tax Returns as of the date of this Agreement and Sellers will agree and undertake at their cost to file tax returns and pay any taxes outstanding, if any once the Sellers have been provided the updated financial information of Acies and its subsidiaries; all such Tax Returns will be true and accurate and prepared in compliance with all applicable laws; each of Acies and each of its Subsidiaries will have paid all Taxes, if any, which shall be paid by Sellers, due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing by it to any employee, stockholder, creditor or other third party.  As of the Closing, no taxes will be owed to any governmental authority.

2.8.2           No claim has been made by a taxing authority in a jurisdiction where neither Acies nor any Subsidiary does not file Tax Returns that such corporation is or may be subject to taxation by the jurisdiction. There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to Taxes of Acies or any of its Subsidiaries; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority.  To the best of Acies’ knowledge, there are no material unresolved questions or claims concerning the Tax liability of Acies or any of its Subsidiaries.

2.8.3           Acies has not (a) waived any statute of limitations; (b) agreed to any extension of the period for assessment or collection; or (c) executed or filed any power of attorney with respect to any Taxes, which waiver, agreement or power of attorney is currently in force.

 2.9           Litigation.

2.9.1          To the best of Seller’s knowledge, no investigation or review by any governmental entity with respect to Acies or any of its Subsidiaries is pending or, to the best of the knowledge of Acies, is threatened, nor has any governmental entity indicated to Acies or the Sellers in writing or verbally an intention to conduct the same, and

2.9.2           To the best of Seller’s knowledge there is no action, suit, or proceeding pending or, to the best  knowledge of Acies or the Sellers, threatened against or affecting Acies or its Subsidiaries or Sellers at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality.

2.10           Employees.  There are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by Acies or any Subsidiary of Acies for the benefit of its directors, officers, or employees, and there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between Acies or any of its Subsidiaries, on the one hand, and any current or former directors, officers, or other employees (or Affiliates thereof) of Acies or any of its Subsidiaries, on the other hand, except for the Warrants described in Section 2.2.3, which will be cancelled immediately subsequent to Closing.  Acies is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age.  Acies will not owe any wages, fees or other remuneration to any employee, consultant or any third party at Closing.

2.11          Subsidiaries.  All of the Subsidiaries of Acies, direct or indirect, are identified in Schedule 2.11 and Acies, Inc. is 50% owned by Acies and 50% owned by Steven Wolberg,  Acies has no other Subsidiaries, and neither Acies nor any of its Subsidiaries is a partner of, or joint venture with, any other Person except as described above.  No Subsidiary has outstanding any securities, warrants, options or other rights convertible into or exchangeable or exercisable for any shares of Acies’ capital stock, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary is bound to issue shares of Acies’ capital stock.

2.12           Employee Benefit Plans and Related Matters; ERISA.

    2.12.1           Employee Benefit Plans. Neither Acies, nor any of its Subsidiaries maintains or contributes to any Pension Plan, Welfare Plan or “employee benefit plan”, as such term is defined in section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or independent contractor or under which any employee or independent contractor is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Acies or any of its Subsidiaries or any trade or business, whether or not incorporated, which, together with Acies or any of its Subsidiaries, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under section 414 of the Code, (such other trades and businesses hereinafter referred to as the “Related Persons”), or to which Acies or any Related Person contributes or is or has been obligated or required to contribute or with respect to which Acies or any Related Person may have any liability or obligation (collectively, the “Plans”).

    2.12.2            Neither Acies nor any Related Person has been involved in any transaction that could cause Acies, any such Related Person or, following the Closing, Champion or any of its Affiliates, to be subject to liability under section 4069 or 4212 of ERISA.  Neither Acies nor any Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists that could result in any such liability to Acies, any Related Person or, following the Closing, Champion or any of its Affiliates.

    2.12.3            No employee of Acies or any of its Subsidiaries is or will become entitled to post-employment benefits of any kind by reason of employment with Acies or any of its Subsidiaries, including, without limitation, death or medical benefits (whether or not insured), as Oleg Firer and Steven Wolberg agree to terminate any employment agreements with Acies.

2.13           Labor Matters.  There are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes or disputes pending or, to the best of the knowledge of Acies or the Sellers, threatened, between Acies or any of its Subsidiaries and any of its or their employees.

2.14           Valid Issuance of Stock.

    2.14.1             The Consideration, when issued as provided in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

    2.14.2            Based in part on the representations made by the Shareholders in Article 3 hereof, the offer and sale of the Consideration solely to the Shareholders in accordance with this

Agreement will be exempt from the registration and prospectus delivery requirements of the 1933 Act.

2.15           Disclosure.   To the best of Acies’ and the Sellers’ knowledge, no representation, warranty or statement by Acies or the Sellers in this Agreement, or in any exhibit, schedule, statement or certificate furnished to Champion or the Shareholders pursuant to this Agreement, when read as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

2.16           Articles of Incorporation; Bylaws; Minute Books.  True and complete copies of the Articles of Incorporation and Bylaws (or comparable organizational documents) of Acies, as amended to and including the date hereof, have been delivered to Champion.  Acies is not in violation of any provision of its Articles of Incorporation or is in material violation of its Bylaws (or comparable organizational documents).  To the best of Acies and the Sellers’ knowledge, Acies’ minute books, stock books and stock transfer records, true and complete copies of which have been delivered to Champion, contain true and complete records of all issuances and transfers of capital stock of Acies, and contain a materially complete summary of all meetings, consents, proceedings and other formal actions of directors and stockholders since 2003 up to the date of the last entry in said records.

2.17           Contracts.  Other than as set forth in Schedule 2.17, there are no contracts entered into with any party that obligates Acies to pay more than $5,000 per year or requires Acies to make capital expenditures or investments in excess of $5,000 per year; all existing contracts not listed in Schedule 2.17 are terminable at will.

2.18           Insurance.  Acies does not have any insurance.

2.19           Brokerage Fees.  Neither Acies nor the Sellers are obligated to pay any brokerage or other fee in connection with the Transaction.

2.20           Acies Board.  Upon execution of this Agreement, the board shall consist of Oleg Firer, Steven Wolberg, and Theodore Ferrara.

2.21           Title of Assets and Properties.  Other than as set forth in Schedule 2.21, Acies does not own (i) any property, real, personal or mixed, and whether tangible or intangible, and (ii) any lease agreement with respect to real or personal property.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CHAMPION AND THE SHAREHOLDERS

Except as otherwise indicated in the Schedules (which Schedules shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained herein and which have previously been provided to Acies) annexed hereto, Champion and the Shareholders, individually, and not jointly or severally, represent and warrant to Acies and the Sellers as follows:

3.1   Organization and Qualification.  Champion is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the requisite corporate power and authority to carry on its business as it is now being conducted.  Champion is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law.

3.2   Due Authorization.  This Agreement has been duly and validly executed and delivered by Champion and its Shareholders and constitutes a valid and binding Agreement enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to or affecting creditors generally.  Champion has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby, and its doing so has been duly and sufficiently authorized by all necessary corporate or other action of Champion or any of the Shareholders.

3.3   Capitalization.  Champion is authorized by its Articles of Incorporation to issue:

3.3.1         450,000,000 shares of $.001 par value per share common stock, 81,003,000 shares of which are duly and validly issued and outstanding, fully paid, and non-assessable;

3.3.2         10,000,000 shares of $.001 par value per share preferred stock, none of which have been issued and are outstanding.

3.3.3         Warrants and Options.  Champion currently has warrants outstanding as set forth below which will remain outstanding after Closing and be assumed by Acies.

Recap Marketing & Consulting, LLP	Warrants	1,500,000 at $1.00	5 year term
Eaton-Texas Investments, Inc	Warrants	1,500,000 at $1.00	5 year term
Financial Equity Partners, Inc.	Warrants	1,500,000 at $1.00	5 year term

Other than as set forth above, Champion does not have any authority to issue any other capital stock or other security. There are no outstanding options, contracts, commitments, warrants, preemptive rights, agreements or any rights of any character affecting or relating in any manner to the issuance of any Champion capital stock or other securities or entitling any person or entity to acquire Champion capital stock or other securities of Champion, and no authorization therefore has been given.  There are no outstanding contractual or other rights or obligations to or of Champion, any Shareholder or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interest of Champion or restricting the ability to vote or transfer such shares or other equity interest.

3.4           Champion Stock Ownership.  The Champion Common Stock consists of an aggregate of 81,003,000 shares of $.001 par value per share common stock, all of which is owned, beneficially and of record, by the Shareholders in the respective amounts set forth on the Signature pages to this Agreement.  Each of the Shareholders has good, absolute, and marketable title to their Champion Common Stock.  The Shareholders have the complete and unrestricted right, power and authority to sell, transfer and assign their Champion Common Stock pursuant to this Agreement. The delivery of the Champion Common Stock to Acies as herein contemplated will vest in Acies good, absolute and marketable title to all of the issued and outstanding shares of the Champion Common Stock, free and clear of all liens, claims, encumbrances, and restrictions of every kind, except those restrictions imposed by applicable securities laws.

3.5           Subsidiaries.   Champion owns RW Productions, Inc. as a wholly-owned subsidiary.

3.6          Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by Champion and the Shareholders of their obligations hereunder, do not nor will with the giving of notice or passage of time or both:

3.6.1           conflict with or result in a breach of any of the provisions of Champion’s Articles of Incorporation or Bylaws;

3.6.2          contravene any law, ordinance, rule, or regulation of any State or Commonwealth or political subdivision of either or of the United States, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, Champion or any of its Shareholders or any of its or their material properties;

3.6.3           except as set forth in Schedule 3.6, conflict with, result in termination of, contravene, constitute a default under, give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, result in the creation of any lien or loss of any rights, or result in a material breach of or default under any material indenture, loan,  credit agreement, mortgage, deed of trust, note, bond, franchise, lease, contract or any other agreement or instrument binding upon Champion, or to which the property or business of Champion is subject; or

3.6.4          require the authorization, consent, approval, or license of, or the submission of any notice, report or other filing with, any third party, including any governmental agency.

3.7           Investment Representations.  Each of the Shareholders, individually, and not jointly or severally, represents the following to Acies, which representations shall be considered automatically re-confirmed and acknowledged on the Closing Date:

3.7.1           Acquisition for Own Account. The Consideration to be received by the Shareholders hereunder, will be acquired for investment for each such Shareholder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and each Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.7.2          Exemption from Registration.  The Shareholders confirm and acknowledge that the Transaction and the transactions contemplated thereby, are being structured to meet an exemption from registration pursuant to Section 4(2) of the 1933 Act, Rule 506 of Regulation D promulgated under the 1933 Act and/or Regulation S of the 1933 Act.

3.7.3          Restricted Securities.  The Shareholders understand the Consideration is characterized as “restricted securities” under the 1933 Act inasmuch as it is being acquired from Acies in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances.  In this connection, the Shareholders represent that they are familiar with Rule 144 promulgated under the 1933 Act, and understand the resale limitations imposed thereby and by the 1933 Act.

3.7.4           Legend.  The Shareholders understand that the certificates representing Consideration, when delivered to the Shareholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following, or similar legend:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE TRANSFEROR FIRST SATISFIES THE ISSUER THAT THE PROPOSED TRANSFER, IN THE MANNER PROPOSED, DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF SAID ACT.

Each Shareholder agrees not to attempt any transfer of any such securities without first complying with the substance of said legend, and agrees that an opinion of counsel, a no-action letter of the SEC, or equivalent evidence may be required for removal of the legend.

3.7.5           Additional Representations.   Each Shareholder acknowledges that the Consideration has not been registered under the 1933 Act and that such securities may not be resold unless it is subsequently registered or an exemption from such registration is available.  In addition, each Shareholder acknowledges that (a) such Shareholder has been granted the opportunity to ask questions of, and receive answers from, representatives of Acies concerning Acies and the terms and conditions of the acquisition of the Consideration and to obtain any additional information such Shareholder deems necessary; (b) such Shareholder’s knowledge and experience in financial business matters is such that such Shareholder is capable of evaluating the merits and risks of the investment in the Consideration; and  (c) such Shareholder has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained herein.

3.8.5         Further Representations. Each Shareholder acknowledges that he, she or it is a “sophisticated investor” (i.e., has experience and knowledge in and with investments in companies similar to Acies) and that each Shareholder has, in making each Shareholder’s investment decision in connection with the Acies Common Stock is aware of, has received and had an opportunity to read and review, and has actually read and reviewed (A) the Acies’ Annual Report on Form 10-K for the year ended March 31, 2010; (B) the Acies’ quarterly reports on Form 10-Q for the quarter ended June 30, 2010; and (C) shall have actually read and reviewed all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed by Acies subsequent to the execution date of this Agreement and prior to Closing, including in each case (A) through (C), the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein; (D) has read, reviewed, and relied solely on the documents described in (A) through (C) above (collectively referred to as the “Disclosure Documents”), and an independent investigation made by Shareholder and Shareholder’s representatives, if any; and (E) is not relying on any oral representation of Acies or any other person, nor any written representation or assurance from Acies other than those contained in the Disclosure Documents or incorporated therein; in connection with such Shareholder’s acceptance of Acies Common Stock and investment decision in connection therewith.  The Shareholder acknowledges that due to Shareholder’s receipt of and review of the information described above, Shareholder has received and/or will receive prior to Closing, similar information as would be included in a Registration Statement filed under the 1933 Act.  Shareholder shall have the right to rescind the Shareholder’s consent and approval to be bound by this Agreement at any time prior to 48 hours before Closing after reviewing the Disclosure Documents, by providing Champion written notice of such intent to rescind such consent and approval.

3.8           Disclosure.  To the best of Champion’s and the Shareholders’ knowledge, no representation, warranty or statement by them in this Agreement, or in any exhibit, schedule, statement or certificate furnished to Acies pursuant to this Agreement, when read as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

3.9          Articles of Incorporation; Bylaws; Minute Books.   True and complete copies of the Articles of Incorporation and Bylaws (or comparable organizational documents) of Champion, as amended to and including the date hereof, have been delivered to Acies.  Champion is not in violation of any provision of its Articles of Incorporation or is in material violation of its Bylaws (or comparable organizational documents).  Champion’s minute books, stock books and stock transfer records, true and complete copies of which have been delivered to Acies, contain true and complete records of all issuances and transfers of capital stock of Champion, and contain a materially complete summary of all meetings, consents, proceedings and other formal actions of directors and stockholders since 2003.

ARTICLE IV

ACIES’ AND THE SELLERS’ COVENANTS

4.1           Affirmative Covenants. Subject to the terms and conditions hereunder, from the date hereof through the Closing Date, Acies and the Sellers shall use their reasonable efforts to take every action reasonably required in order to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of Champion and the Shareholders in this Agreement are and remain true and accurate and that the covenants and agreements of Champion and the Shareholders  in this Agreement are honored.

4.2          Access and Information. Acies and the Sellers shall afford to Champion and the Shareholders, and their accountants, counsel and other representatives, reasonable access during normal business hours throughout the period prior to the Closing to all of Acies’ properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel.

4.3           Cooperation. Acies and the Sellers will use their reasonable efforts to cooperate with Champion and its Shareholders and their counsel, accountants and agents in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by Champion or its Shareholders.

4.4           Expenses. Except as set forth herein, whether or not the Transaction is consummated, all costs and expenses incurred by Acies or the Sellers in connection with this Agreement shall be paid by Acies and the Sellers, respectively.

4.5          Updating of Exhibits and Disclosure Documents. Acies and the Sellers shall notify Champion of any changes, additions or events which may cause any change in or addition to any Schedules delivered by them under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules. No notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Champion and the Shareholders specifically agree thereto in writing.  Nor shall any such notification be considered to constitute or give rise to a waiver by Champion or the Shareholders of any condition set forth in this Agreement.

ARTICLE V

COVENANTS OF CHAMPION AND THE SHAREHOLDERS

5.1           Affirmative Covenants. From the date hereof through the Closing Date, Champion and the Shareholders will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of Acies and the Sellers in this Agreement are and remain true and accurate and that the covenants and agreements of Acies and Sellers in this Agreement are honored.

5.2           Access and Information. Champion and the Shareholders shall afford to Acies and to Acies’ accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of Champion’s properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel.

5.3           Cooperation. Champion and its Shareholders will cooperate with Acies and its counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by Acies.  Without limiting the generality of the foregoing, Champion and its Shareholders agree to cooperate fully with Acies and its authorized representatives and to execute and deliver or cause to be executed and delivered at all reasonable times and places such additional instruments and documents as Acies may reasonably request for purposes of carrying out the intent and purpose of this Agreement, including without limitation, in connection with the preparation and filing of any filings required under any Federal, state, county, local or municipal law relating to the Transaction contemplated herein.

5.4           Expenses. Except as set forth herein, whether or not the Transaction is consummated, all costs and expenses incurred by Champion and the Shareholders in connection with this Agreement and the Transaction shall be paid by Champion.

5.5           Updating of Exhibits and Disclosure Documents.  Champion or the Shareholders shall notify Acies and the Sellers of any changes, additions, or events which may cause any change in or addition to any Schedules delivered by them under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to Acies and the Sellers.  No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Acies and the Sellers specifically agree thereto in writing.  Nor shall any such notification be considered to constitute or give rise to a waiver by Acies and the Sellers of any condition set forth in this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1           Conditions to Obligation of Champion and the Shareholders.  The obligation of Champion and the Shareholders to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Champion and the Shareholders shall waive such fulfillment:

6.1.1       This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction;

6.1.2         There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Transaction;

6.1.3         Acies and the Sellers shall have performed in all material respects each of their agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Transaction;

6.1.4        The representations and warranties of Acies and Sellers set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of Champion and the Shareholders, do not materially and adversely affect the business or condition (financial or otherwise) of Acies, as of the Closing Time as if made as of such time;

6.1.5         The Sellers agree to assume, discharge or otherwise satisfy any and all liabilities of Acies at Closing, other than amounts owed to the Acies transfer agent, which shall be the sole requirement of the Champion at Closing and the Transaction Expenses, defined in Section 6.1.9, which shall be paid by the Series A Holder; and

6.1.6         Champion and the Shareholders shall have received, on and as of the Closing Date, such  closing documents and instruments Champion and the Shareholders shall reasonably request, in each case reasonably satisfactory in form and substance to Champion and the Shareholders’ and their counsel, including without limitation:

(a)           an audit of Acies for fiscal 2011 and 2012 (the “Audited Financials”);

(b)         copies of all Securities Exchange Act of 1934 filings made with the SEC that are required to be made by Acies in order to bring Acies current in its reporting obligations (“Required SEC Filings”);

(c)           a copy of the Form 8-K to be filed immediately after the Closing of this Transaction; in a form ready to be filed with the SEC as determined in the sole discretion of Champion’s counsel;

(d)           confirmation from FINRA that Acies is compliant with FINRA rules and regulations, as determined in the sole direction of Champion’s counsel; and

(e)           delivery of Acies’ certificates representing the Consideration.

6.1.6         Champion shall have received confirmation that the 1,000 shares of Series A Preferred Stock of Acies have been transferred to Series A Holder, which shares shall be transferred to Series A Holder upon execution of this Agreement.

6.1.7         Champion shall have received confirmation that all Acies derivative securities issued and held by Sellers have been cancelled and that an aggregate of 14,887,043 shares of Acies Common Stock have been issued to Sellers consisting of 7,303,709 and 7,583,334 common shares, respectively.

6.1.8           Sellers shall have entered into a lockup agreement providing that Sellers will be prohibited from selling any Acies Common Stock that they will own for a period of one year from the Closing; and will be further prohibited from selling no more than 1% of Acies’ outstanding shares per quarter for the following one year (i.e., from one year following Closing to two years following Closing), unless their total ownership is equal to less than 4% of the Acies’ outstanding shares of common stock at any time during such two year period, at which time the lock-up shall expire.

6.1.9          Champion shall be responsible for paying all costs associated with the Audited Financials, the Required SEC Filings and any legal and other costs associated with getting Acies to be a current reporting entity (the “Transaction Expenses”), provided that Acies and Sellers shall use their best efforts to assist with providing all information necessary for the preparation of such documents.

6.2           Conditions to Obligation of Acies and Seller. The obligation of Acies and the Sellers to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Acies and the Sellers shall waive such fulfillment:

6.2.1          This Agreement and the Transaction shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, lessors, and stockholders) required by law to consummate the Transaction;

6.2.2           There shall not be in effect a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of the Transaction.

6.2.3           Champion and the Shareholders shall have performed in all material respects their agreements and obligations contained in this Agreement required to be performed on or prior to the Closing;

6.2.4          The representations and warranties of Champion and the Shareholders set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of Acies, do not materially and adversely affect the business or condition (financial or otherwise) of Champion, as of the Closing Date as if made as of such time;

6.2.5           Acies shall have received, on and as of the Closing Date, such closing documents and instruments as Acies shall reasonably request, in each case reasonably satisfactory in form and substance to Acies and its counsel, including without limitation:

(a)           an audit of Champion for the two most recent fiscal years;

(b)           a copy of the Form 8-K to be filed immediately after the Closing of this Transaction; in a form ready to be filed with the SEC; and

(c)           delivery by Shareholders of Champion’s Common Stock certificates and stock powers with medallion guaranty.

6.2.7        Acies shall have received free and clear of all liens, pledges or encumbrances, certificates representing all of the issued and outstanding shares of the capital stock of Champion.

6.2.8        Acies shall have received from Sellers marked as cancelled all Acies derivative securities.

ARTICLE VII

POST-CLOSING OBLIGATIONS

7.1           Obligations and Covenants of the Shareholders Post-Closing.  The Shareholders and the Series A Holder agree not to take any action in the eighteen (18) months following the Closing to affect or cause Acies to affect a reverse stock split of Acies Common Stock, without the prior written approval of Sellers.

7.2          Obligations of Acies Post-Closing.  At Closing, Sellers shall resign as officers and Directors of Acies and shall take action, together with the Series A Holder, to appoint such officers and Directors of Acies as the Series A Holder shall recommend in his sole discretion.

ARTICLE VIII

TERMINATION, AMENDMENT, WAIVER

8.1           Termination.  This Agreement and the Transaction may be terminated at any time prior to the Closing:

8.1.1         By mutual consent of Acies, Champion, Sellers, Series A Holder and the Shareholders;

8.1.2         By Champion, the Series A Holder and the Shareholders, upon written notice to Acies, if the conditions set forth in Section 6.1 were not, or cannot reasonably be, satisfied on or before one year from the execution date of this Agreement (the “Termination Date”), unless the failure of any such condition is the result of the material breach of this Agreement by Champion, the Series A Holder or the Shareholders;

8.1.3         By Acies and the Sellers, upon written notice to Champion, the Series A Holder and the Shareholders, if the conditions set forth in Section 6.2 were not, or cannot reasonably be, satisfied on or before the Termination Date, unless the failure of any such condition is the result of the material breach of this Agreement by Acies or the Sellers;

8.1.4         By Champion, the Series A Holder and the Shareholders, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Acies or Sellers hereunder and such breach (provided it is curable and Acies and/or the Sellers promptly commences efforts to cure and in fact cures such breach within 15 days) shall not have been remedied on or before the Termination Date; or

8.1.5         By Acies and the Sellers, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Champion, the Series A Holder or a Shareholder hereunder and such breach (provided it is curable and Champion, the Series A Holder and the Shareholders promptly commence their effort to cure) shall not have been remedied on or before the Termination Date.

8.1.6         Effect of Termination.  If this Agreement is terminated pursuant to this Section 8.1, such termination shall be without liability of any Party, or any shareholder, member, partner, director, officer, employee, agent, consultant or representative of such Party, to any other Parties to this Agreement; provided that if the Agreement is terminated by Champion or Shareholders pursuant to Section 8.1.4, Sellers shall reimburse the Series A Holder for costs incurred by Series A Holder, Champion and Shareholders in connection with the Transaction (including, but not limited to the Transaction Expenses).  Upon any termination of this Agreement, the Series A Preferred Stock shares shall be promptly transferred back to Mr. Firer.

8.2           Amendment.  This Agreement may only be amended in a writing signed by the Parties hereto at any time.

8.3           Waiver.  At any time prior to the Closing Date, all Parties, and in the case of Acies and Champion by action taken by their respective Boards of Directors, may:

8.3.1         extend the time for the performance of any of the obligations or other acts of the other Parties hereto;

8.3.2         waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto; or

8.3.3         waive compliance by the other Parties with any of the agreements or conditions contained herein.

Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE IX

INDEMNIFICATION

9.1        Indemnification by the Shareholders.  Subject to the provisions of this Article, the Shareholders agree to jointly and severally indemnify, defend and hold Acies and its Affiliates, parents, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns (such indemnified persons are collectively hereinafter referred to as “Acies Indemnified Persons”), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and attorneys’ fees) (collectively, “Losses”) that any Acies Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Champion, the Shareholders or Series A Holder under this Agreement or any Schedule hereto; (b) any action taken by Champion prior to the Closing Date, or the operations of Champion or Acies subsequent to Closing; which, however, does not include any action that was caused by or as a fault of an action which originally occurred prior to the Closing Date or could be partially attributed as a Loss to Acies under Section 9.2 of this Agreement (c) any misstatement, breach of or inaccuracy of any representation of Champion or any Shareholder in this Agreement; (d) the breach of any representation, warranty or covenant of Champion, Series A Holder or Shareholder in this Agreement; or (e) any liabilities of Champion which are not disclosed to Acies at or prior to Closing and which Acies is required to satisfy subsequent to Closing (including all fees and expenses associated therewith); provided however, that Champion and the Shareholders will not be liable under clause (d) of this Section 9.1 unless the aggregate amount of Losses exceeds $10,000 (the “Threshold”), in which event Champion or Shareholders shall be liable for all Losses up to, including and exceeding the amount of the Threshold.  “Losses” as used in this Article is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims.  Payment is not a condition precedent to recovery of indemnification for Losses.

9.2           Indemnification by Sellers.  Subject to the provisions of this Article, the Sellers agree to jointly and severally, indemnify, defend and hold the Shareholders, Series A Holder and Champion and their Affiliates, parents, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns (the “Champion Indemnified Persons”), harmless from and against any and all Losses that any Champion Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Acies or Sellers under this Agreement or; (b) any action taken by Acies or Sellers and/or the operations of Acies prior to Closing that materially adversely impact the transaction contemplated by this Agreement; (c) any known misstatement, breach of or inaccuracy of any material representation of Acies or Sellers in this Agreement; or (d) the breach of any representation, warranty or covenant of Acies or Sellers in this Agreement provided however, that the Sellers will not be liable under clause (d) of this Section 9.2 unless the aggregate amount of Losses exceeds the Threshold, in which event Sellers shall be liable for all Losses up to, including and exceeding the amount of the Threshold.

9.3           Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants and other provisions of this Agreement which by their terms or by implication are to have continuing effect after the expiration or termination of this Agreement shall survive the Closing Date or the termination of this Agreement for any reason whatsoever, and shall remain in full force and effect.

9.4           Notice and Opportunity to Defend.  If a claim for Losses (a “Claim”) is to be made by any Acies Indemnified Person or Champion Indemnified Person (any such indemnified person, hereinafter a “Claimant”) seeking indemnification hereunder, such Claimant shall notify the indemnifying party or parties (any such indemnifying party, a “Respondent”) promptly.  If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third person, Claimant shall give Respondent written notice of such claim or the commencement of such action or proceeding as provided above.  Delay or failure to so notify Respondent shall only relieve Respondent of its obligation to the extent, if at all, that Respondent is prejudiced by reason of such delay or failure.  Respondent shall have a period of 30 days within which to respond thereto.  If Respondent accepts responsibility or does not respond within such 30 day period, then Respondent shall be obligated to compromise or defend, at its own expense and by counsel chosen by Respondent, which counsel shall be acceptable to such Acies Indemnified Person or Champion Indemnified Person, as the case may be, such matter, and Respondent shall provide Claimant with such assurances as may be reasonably required by Claimant to assure that Respondent will assume and be responsible for the entire liability at issue.  If Respondent fails to assume the defense of such matter within said 30 day period, Claimant will (upon delivering notice to such effect to Respondent) have the right to undertake, at Respondent’s cost and expense, the defense, compromise or settlement of such matter on behalf of such Claimant.  The Claimant agrees to cooperate with Respondent and its counsel in the defense against any such asserted liability.  In any event, Claimant shall have the right to participate at its own expense in the defense of such asserted liability.  Any compromise of such asserted liability by Respondent shall require the prior written consent of Claimant, which consent will not be unreasonably withheld and in the event Claimant defends any such asserted liability, then any compromise of such asserted liability by Claimant shall require the prior written consent of Respondent, which consent shall not be unreasonably withheld.

9.5           Remedies Exclusive. The remedies conferred by this Article are intended to be exclusive of and shall supersede any other remedy available under law or at equity.

9.6           Emergency Relief.   Notwithstanding anything in this Article to the contrary, either party may seek emergency relief from a court for any remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

ARTICLE X

GENERAL PROVISIONS

10.1          Arbitration.  In the event that there shall be a dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the Transaction, any document referred to herein or related to the subject matter hereof, the Parties agree that such dispute shall be submitted to binding arbitration in Houston Texas, under the auspices of, and pursuant to the rules of, the American Arbitration Association as then in effect, or such other procedures as the Parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by each of the Parties to the dispute and the third of which shall be selected by the two arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the Parties, and shall be enforceable by any court having jurisdiction over the Party against whom enforcement is sought.

10.2          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed, mailed by registered or certified mail (return receipt requested) or delivered by independent next business day delivery service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice given at least five (5) business days prior thereto:

If to Acies:

Mr. Oleg Firer/Steven Wolberg
3363 NE 163rd Street, Suite 705
North Miami Beach, Florida 33160
Facsimile: 786-272-0696

With a copy to:

234 Arnold Road
Newton, MA 02459

If to Champion:

Mr. Kurt E. Neubauer
Champion Entertainment, Inc.
6011 Westline Drive
Houston, Texas 77036
Facsimile: 713-522-0426

With a copy to:

David M. Loev
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Facsimile: 713-524-4122

If to any Shareholder, to the address set forth for such Shareholder on the Signature Pages to this Agreement.

Any such notice or communication shall be deemed to have been given (a) if by personal delivery, on the day after such delivery; (b) if by certified or registered mail, on the fifth day after the mailing thereof; (c) if by next-day or overnight deliver, on the day delivered; or (d) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

10.3         Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Where a representation contained in this Agreement is qualified by the phrase “to the best of a party’s knowledge” (or words of similar import), such expression means that, after having conducted a reasonable due diligence review, the Party believes the statement to be true, accurate, and complete in all material respects.

10.4          Miscellaneous.  This Agreement:

10.4.1      constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the Parties after the date hereof;

10.4.2       is not intended to confer upon any other person, other than to the Parties hereto and their respective heirs, successors and permitted assigns, any rights or remedies hereunder;

10.4.3       shall not be assigned by operation of law or otherwise;

10.4.4      shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Texas, without regard to the principles of conflict of laws thereof; and

10.4.5       shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and legal representatives;

10.5           Counterparts.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

10.6          Severability.  If any provision, including any phrase, sentence, clause, section or subsection of this Agreement is invalid, inoperative or unenforceable for any reason, such provision shall be valid and enforceable to the fullest extent permitted by law and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

10.7          Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its reasonable best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each Party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

10.8           Survival; Termination.  The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years, unless the terms of this Agreement provide for a longer period of survival.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

ACIES	CHAMPION

ACIES CORPORATION	CHAMPION ENTERTAINMENT, INC.

By: /s/ Oleg Firer	By: /s/ Kurt Neubauer
Oleg Firer	Kurt E. Neubauer
President/CEO	CEO

SELLERS

/s/ Oleg Firer
Oleg Firer

/s/ Steven Wolberg
Steven Wolberg

SERIES A HOLDER

/s/ Kurt Neubauer
Kurt Neubauer

Signature Page for Shareholders

Name and Address of Shareholder:	_______________________________________

_______________________________________

Number of Shares of Champion Common
_________________________________________
Stock Being Exchanged By Shareholder:

Number of Shares of Acies Common
Stock To Be Issued to Shareholder
In Exchange for Champion Common Stock
__________________________________________

Signature of Shareholder:

_________________________________

Annex A

“1933 Act” means the Securities Act of 1933, as amended, as of the Closing Date.

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, and in the case of any natural Person shall include all relatives and family members of such Person.

“Champion Common Stock” is defined in the recitals to this Agreement.

“Champion Preferred Stock” is defined in the recitals to this Agreement.

“Champion Stock” is defined in the recitals to this Agreement.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.  For purposes of this Agreement, each of the Shareholders and each member of each Shareholder’s immediate family shall be deemed to be an Affiliate of Champion.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.5.

“Closing Time” is defined in Section 1.5.

“Code” means the Internal Revenue Code of 1986, as amended, and related rules and regulations thereunder.

“Common Stock” is defined in the recitals to this Agreement.

“Consideration” is defined in Section 1.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “GAAP” means United States generally accepted accounting principles

 “IRS” means the Internal Revenue Service.

“Liabilities” means obligations, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time.

“Material Adverse Effect” or “Material Adverse Change” means with respect to any Person, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (a) the business, financial condition or results of operations of such Person and its Subsidiaries taken as a whole; or (b) the ability of such entity to consummate the Transaction contemplated by this Agreement.

“Pension Plan” shall mean a pension plan or employee pension benefit plan, as defined in Section 3(2) of ERISA and regulations adopted under ERISA or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the Transaction and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Plans” is defined in Section 2.12.1.

“Related Persons” is defined in Section 2.12.1.

 “SEC” means the Securities and Exchange Commission.

“Shareholders” is defined in the recitals to this Agreement.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Transaction” is defined in Section 1.1.

“Welfare Plan” means a welfare plan or an employee welfare benefit plan as defined in Section 3(1) of ERISA and regulations adopted under ERISA or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the Transaction and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.